FORTRESS NET LEASE REIT
Insider Trading Policy
(as of August 14, 2024)
No trustee, officer or employee of Fortress Net Lease REIT (the “Company”), its investment adviser or administrator, or any of their respective (i) immediate family members (including any spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom such person has an adoptive or “in-law” relationship) who is living in their household or (ii) family members who are not living in their household but whose transactions in securities are directed by such person or are subject to such person’s influence or control, such as parents or children who consult with such person before they trade in securities (each, an “Insider” and, collectively, the “Insiders”) may engage in transactions in any securities while in possession of material nonpublic information regarding such securities where such information was improperly obtained, where it was obtained under circumstances contemplating that it would not be used for personal gain and in certain other circumstances (so-called “insider trading”), nor may any Insider communicate such material nonpublic information to any person who could use such information to purchase or sell securities (so-called “tipping”).1 Any transactions pursuant to a share repurchase program adopted by the Company is also subject to this Insider Trading Policy (this “Policy”).
In addition, this Policy prohibits Insiders from, without the prior approval of the General Counsel of Fortress Investment Group LLC (the “General Counsel”):
•buying or selling puts or calls or other derivative securities (other than derivative securities issued by the Company, such as convertible notes) based on the Company’s securities;
•engaging in the short sale of the Company’s securities;
•holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan; or
•entering into hedging or monetization transactions or similar arrangements with respect to the Company’s securities.
Before purchasing or selling, either personally or on behalf of others, any of the Company’s outstanding securities (including derivative securities such as put and call options), each Insider must obtain clearance from the General Counsel. Insiders who are employees or officers of the Company, its investment adviser or their affiliates are also subject to additional requirements regarding personal securities trading and holdings set forth in applicable codes of ethics.
1     Liability for insider trading or tipping is contingent upon the existence of some fiduciary or other duty, a relationship of trust with respect to the source of the material nonpublic information or the misappropriation of such information. The following discussion assumes the existence of such a duty or relationship. Any Insider who comes into possession of material nonpublic information should presume that such a duty or relationship exists until the General Counsel advises the Insider to the contrary.

Definition of “Securities”
The term “securities” includes common and preferred stock, debt securities, options or derivative instruments with respect to securities, securities that are convertible into or exchangeable for other securities, as well as partnership interests.
Definition of Material Information
The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved.
Common, but by no means exclusive, examples of what may be “material” include the following:
•Dividend or distribution declarations (cash or stock) and stock or share splits;
•Dividend or distribution increases or decreases;
•A change in dividend or distribution policy;
•Financial forecasts, especially net asset value estimates;
•Changes in previously disclosed financial information or guidance or the decision to suspend guidance on certain financial or other relevant information of the Company;
•Mergers, acquisitions, joint ventures or tender offers;
•Proposed issuances of new securities;
•Share repurchase programs;
•Major litigation;
•Significant changes in management or operations;
•Extraordinary borrowings or liquidity problems;
•Purchase or sale of substantial assets;
•Governmental investigations, criminal actions or indictments and any collateral consequences;
•Significant related party transactions;

•Material amendments to the Company’s investment advisory and management agreement or administration agreement;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Significant cybersecurity incidents; and
•The imposition of a ban on trading in the Company’s securities or the securities of another company.
“Inside” information could be material because of its expected effect on the price of the Company’s outstanding securities, securities of a tenant of the Company, the stock of another company not related to the Company or the stock of several such companies. Moreover, the resulting prohibition against the misuse of inside information includes not only restrictions on trading in the Company’s outstanding securities, but restrictions on trading in the securities of such other companies affected by the inside information.
Because materiality determinations are often challenged with the benefit of hindsight, if an Insider has any doubt whether certain information is “material,” the information should be considered to be material.
Definition of Nonpublic Information
Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the Securities and Exchange Commission or press releases issued by the issuer of the securities or reference to such information in wire services or publications of general circulation such as Reuters, Bloomberg, Dow Jones, The Wall Street Journal or The New York Times. However, some time, at a minimum 24 hours, must be allowed after publication for this information to be effectively communicated to the public. In addition, the fact that information has been disclosed to a few members of the public does not necessarily make it “public” for insider trading purposes.
Penalties for Insider Trading
Liability and penalties for insider trading or tipping are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation (for example, where the person tipped another).
Penalties and liabilities include:
•Civil injunctions;
•Private civil damage actions;
•Jail sentences;

•Disgorgement of profits (or the amount of losses avoided) plus statutory interest;
•Civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually received a benefit (for example, where the person tipped another);
•Criminal fines for the insider civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided; and
•Criminal fines for the employer or other controlling persons.
In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.
Protection of Material Nonpublic Information
Material nonpublic information (and all other Company confidential information, including information about the Company’s portfolio, investment strategies or pending transactions) should be communicated only to those people who need to know it for a legitimate business purpose and who are authorized to receive the information.
The following practices should be followed to help prevent the misuse of material nonpublic information and other types of confidential information:
•Avoid discussing or even speculating about confidential matters in places where you may be overheard by people who are not authorized to receive such information. Do not discuss confidential information with friends, relatives or social acquaintances.
•Always put confidential documents away when not in use. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
•Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.
•Comply with the specific terms of any confidentiality agreements of which you are aware.
Preclearance Before Trading in the Securities of the Company
Before purchasing or selling, either personally or on behalf of others, any of the Company’s outstanding securities (including derivative securities such as put and call options), Insiders must obtain clearance from the General Counsel. Clearance of a transaction will generally be valid only for a two business day period or such other period specified by the General Counsel. If the transaction is not completed within the two-day or other specified period, pre-clearance of the transaction must be re-requested.
If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

Trading with preclearance from the General Counsel should not be considered a “safe harbor,” and all Insiders should use good judgment at all times. If an Insider is in possession of material nonpublic information about the Company, even with preclearance from the General Counsel, then the Insider should not trade in the securities of the Company until the information has been made publicly available or is no longer material.
Transactions Under Company Plans and Certain Other Transactions
This Policy does not apply in the case of the following transactions, except as specifically noted:
1.Distribution Reinvestment Plan: This Policy does not apply to purchases of the Company’s securities under the Company’s dividend or distribution reinvestment plan resulting from the reinvestment of dividends or distributions paid on the Company’s securities. This Policy does apply, however, to an Insider’s election to participate in such plan or increase such Insider’s level of participation in such plan. This Policy also applies to the sale by an Insider of the Company’s securities received pursuant to such plan.
2.
3. Other Similar Transactions: Any other purchase of the Company’s securities from the Company or sales of the Company’s securities to the Company are not subject to this Policy.
4.
5.Mutual Funds: Transactions in mutual funds that are invested in the Company’s securities are not transactions subject to this Policy.
Transactions Pursuant to Approved 10b5-1 Trading Plans
The prohibitions on trading outlined in this Policy do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement (a “Rule 10b5-1 Plan”) pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that: (i) has been reviewed and approved by the General Counsel; (ii) was entered into in good faith with preclearance from the General Counsel, and at a time when the Insider was not in possession of material nonpublic information about the Company, and could have otherwise engaged in a transaction in the Company’s securities pursuant to the terms of this Policy; (iii) (A) explicitly specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (B) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or (C) gives a third party the discretionary authority to execute such purchases and sales, outside the influence or control of the Insider, so long as such third party does not possess any material nonpublic information about the Company; and (iv) otherwise complies with the requirements of Rule 10b5-1.
Once a Rule 10b5-1 Plan is pre-cleared and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for trustees and officers subject to Section 16 of the Exchange Act ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification or (2) two business days following the disclosure in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30 day cooling-off period is required.
A person or entity (other than an issuer) may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Trustees and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.
Each Insider shall instruct the third party effecting transactions on its behalf under a 10b5-1 Plan to send duplicate confirmations of all transactions effected under the 10b5-1 Plan to the General Counsel.
Obligations under this Policy
Insiders at all times should avoid even the appearance of impropriety with respect to trading in the Company’s securities or the securities of any of the companies with whom the Company or its subsidiaries do business or in which the Company or any of its subsidiaries has an investment. When there is any question as to a potential application of this Policy, insider trading laws or any other restrictions on insider trading, or if you know of a suspected violation of this Policy or those laws or other restrictions, you should consult with the General Counsel.